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Exhibit 3.44

BY-LAWS
OF
NATIONAL WIRE SPECIALTIES CORPORATION

ARTICLE I—OFFICES

        The principal office of the Corporation shall be kept and maintained at 845 South Jason Street, City and County of Denver, State of Colorado.

        The Corporation may also have offices at such other places as the Board of Directors may from time to time decide, or as the business of the Corporation may require.

ARTICLE II—SHAREHOLDERS' MEETINGS

        1.    Annual Meeting:    The annual meeting of the shareholders of the Corporation, for the election of directors to succeed those whose terms expire, and the transaction of such other business as may properly come before the meeting, shall be held at the offices of the corporation in Denver, Colorado, each year after the year of 1959 on the 3rd Wednesday, in the month of April at the hour of 10:00 A.M., and if a legal holiday, then on the day following.

        If the annual meeting of the shareholders be not held as herein prescribed, election of the directors may be held at any meeting thereafter, called pursuant to the by-laws.

        2.    Special Meeting;    Special meetings of the shareholders of the Corporation may be called at any time by resolution of the directors, or by the holders of not less than twenty per cent of the shares entitled to vote at such meeting, in accordance with the statutes of the State of Colorado.

        3.    Quorum:    A quorum £or any meeting shall be a majority of the issued and outstanding stock exclusive of treasury shares, except where a statute provides for a higher percentage, and in such event, the quorum shall be at least the percentage of outstanding shares provided by said statute.

        4.    Proxies:    Any shareholder may appear and vote at shareholders' meetings in person or by proxy, duly appointed in writing, and when appearing by proxy, the proxy shall be exhibited to, and surrendered to, the Secretary, three days prior to any meeting before any such proxy may be entitled to vote. In the case of continuing proxies, the proxy shall be returned to the proxy holder and in the event two proxies for the same share shall appear, the last proxy in point of date shall control, except in the event that the earlier proxy shall submit evidence to Secretary which shall satisfy the said Secretary that the earlier proxy is coupled with an interest in the share, i.e., that the said share is held in pledge, accompanied by a proxy, or that said share has been sold subsequent to the closing of the transfer books, and proxy issued pursuant to sale.

        5.    Votes:    Each shareholder shall be entitled to vote for each share of stock held by him or standing in his name, upon the stock books of the corporation, provided, however, that the secretary may, by unanimous voice vote, be instructed to cast a unanimous vote on any question. It is expressly understood that failure to vote negatively shall be construed to be casting of a unanimous affirmative vote.

        6.    Adjournment:    If a majority of the shares issued shall not be present in person or by proxy at any meeting, or a majority of the quorum present votes in favor thereof, any meeting may be adjourned for a period of not to exceed 60 days at any one adjournment.

        7.    Action By Written Consent Without a Meeting:    Any action required by law to be taken at a meeting of the shareholders or any other action that may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken shall be signed by all of the shareholders entitled to vote, with respect to the subject matter thereof.

ARTICLE III—DIRECTORS

        1.    Number and Term of Office:    The management of all affairs, property and business of the corporation, shall be vested in a Board of Directors, consisting of a minimum of three persons who shall be elected at the annual meeting of the shareholders by a plurality vote for a term of one year, and shall hold office until their successors are elected and qualified. Directors need not be shareholders. In addition to the powers and authorities by these By-Laws, and the Articles of Incorporation, expressly conferred upon it, the Board of Directors may exercise all such powers of the Corporation, do all such lawful acts and things as are not by statute or by the Articles of Incorporation, or by these By-Laws, directed or required to be exercised or done by the shareholders.

        2.    Change in Number of Directors:    The number of Directors may be increased or decreased by an amendment to these By-laws, but no decrease shall have the effect of shortening the term of any incumbent Director, or reduce the number of Directors to less than three.

        3.    Vacancies:    All vacancies in the Board of Directors that are caused by resignation, death or otherwise, may be filled by the remaining directors or a majority of the remaining directors attending an annual meeting or a special meeting called for that purpose, even though less than a quorum be present. A director thus elected to fill any vacancy shall hold office for the unexpired term of his predecessor until his successor is elected and qualifies. Any directorship to be filled by reason of an increase in the number of directors shall be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose.

        4.    Annual Meeting:    The first meeting of such newly elected Board shall be held at the principal office of the Corporation following the annual meeting of the shareholders or at such time and place, either within or without, the State of Colorado, as shall be fixed by vote of the shareholders at the annual meeting, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a majority of the whole Board shall be present, or they may meet at such place and time as shall be fixed by the consent in writing of all of the directors.

        5.    Regular Meetings:    Regular meetings of the Board of Directors shall be held without notice at the principal office of the corporation immediately following the annual meeting of the shareholders.

        6.    Special Meetings:    Special meetings of the Board of Directors may be called at any time by the Chairman of the Board of Directors or by the President, or in their absence, by any Vice President or by any two directors to be held at the principal office of the Corporation, or at such other place or places within or without the State of Colorado as the directors may from time to time designate.

        7.    Notice:    Notice of all special meetings of the Board of Directors shall be given to each director by three-days' service of the same by telegram, by letter or personally, but attendance of a director at a meeting shall constitute waiver of notice of such meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

        8.    Quorum:    A quorum at all meetings of the Board of Directors shall consist of a majority of the whole Board, but less than a quorum may adjourn any meeting which may be held on a subsequent date without further notice, provided a quorum be present at such deferred meeting.

        9.    Action by Written Consent Without a Meeting:    Any action required by law to be taken at a meeting of the directors of this corporation, or any action which may be taken at a meeting of the directors may be taken without a meeting if the consent in writing, setting forth the action so taken, shall be signed by all the directors entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as the unanimous vote of the directors.

        10.    Salary:    No stated salary shall be paid directors, as such, for their services, but by resolution of the Board of Directors a fixed sum and expense of attendance, if any, may be allowed for attendance at each regular or special meeting of such Board, provided that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV—OFFICERS

        1.    Officers:    Officers of the Corporation shall be a President, a Vice President, a Secretary and a Treasurer, and such other officers as the Board of Directors from time to time shall deem necessary. They shall be elected at the first meeting of the Board of Directors after the annual meeting of the shareholders, or such of them as are not then chosen at any subsequent meeting or meetings.

        2.    Offices:    The duties of any two officers, except that of President and Secretary, may be performed and said offices may be held by the same person.

        3.    Term of Office:    The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the whole Board with or without cause, whenever in its judgment the best interest of the corporation will be served thereby. Any vacancy in the offices of the corporation, however, occurring, may be filled by the Board.

        4.    Salaries:    Directors, Officers and employees of the corporation shall receive such compensation for their services as the Board of Directors may determine.

        5.    Duties:    The duties and powers of officers and employees shall be defined by resolution of the Board of Directors and may be changed from time to time by further resolutions.

ARTICLE V—STOCK

        1.    Certificates:    The shareholders of the company shall be entitled to certificates of fully paid and non-assessable stock signed by the President or Vice President, countersigned by the Secretary, and sealed with the seal of the corporation, certifying the number of shares of stock held by such shareholder. Such certificate shall be issued in consecutive order from stock certificate books, and a record of each certificate issued shall be kept on the stub thereof and also in the stock ledger of the company.

        2.    Transfers and Transfer Books:    Transfers of stock shall be made only upon the books of the corporation by the person named in the certificate, or by the attorney lawfully constituted in writing, or by duly appointed and authorized fiduciary, and upon surrender of the certificate. The Board of Directors in their discretion may close the transfer books of the company for a period not exceeding 50 days preceding any meeting of the stockholders or the day appointed for the payment of a dividend.

        3.    Lost Certificates:    Any person claiming that a certificate of stock has been lost or destroyed shall make an Affidavit of Lost Certificate, or affirmation of the fact, and produce such evidence of loss or destruction as the Board shall require; shall give the corporation a bond of indemnity in such form, of such surety or sureties, which shall be satisfactory to the Board of Directors, whereupon new certificate shall be issued by the corporation for the same number of shares as the one alleged to be lost or destroyed.

ARTICLE VI—DIVIDENDS—FINANCE

        1.    Dividends:    Dividends shall be declared at any annual or special meeting of the directors in accordance with the statutes of the State of Colorado, except that the directors may establish any reserve or contingency fund which will be in accordance with an acceptable bookkeeping or accounting system.

        2.     The fiscal year of the corporation shall begin on the first day of January in each calendar year, and shall continue on such month and day unless otherwise provided by the Board of Directors.

ARTICLE VII—BOOKS AND RECORDS

        Books and records of the corporation except as may be otherwise required by the laws of the State of Colorado, may be kept outside the State of Colorado, at such place or places as the Board of Directors may from time to time appoint. The Board of Directors shall determine whether and to what extent accounts and books of the corporation, or any of them, other than the stock ledger, shall be open to the inspection of the shareholders, and no shareholder shall have any right to inspect any account or book or document of the corporation except as conferred by law, or by a resolution of the shareholders or the directors.

ARTICLE VIII—NOTICES

        Whenever any notice is required to be given to Directors, Officers or shareholders of this corporation under the provisions of law or under the provisions of the Articles of Incorporation or these By-Laws, they shall not be construed to mean personal notice. Such notice, unless otherwise provided for in these By-Laws, shall be in writing, delivered either personally or by depositing same in a Post Office or letter box in a postpaid sealed wrapper, addressed to such director or officer or shareholder at his or her address as the same appears in the books of the corporation, and the time when the same shall be mailed shall be deemed to be the time of the giving of such notice. A waiver of any notice in writing signed by the person or persons entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE IX—CORPORATE SEAL

        The corporate seal of the corporation shall consist of two concentric circles between which shall be the name of the corporation and the word "Colorado", and in the center shall appear the word "Seal".

ARTICLE X—AMENDMENT OF BY-LAWS

        The Board of Directors may adopt, make, alter, amend or repeal the By-Laws of the corporation at any regular or special meeting, but any By-Law so adopted, made, altered, amended or repealed by the Board of Directors may be repealed, altered, amended or reinstated by the shareholders at any meeting of the shareholders, provided the notice of such meeting contains a statement of the proposed repeal, alteration, amendment or reinstatement.

AMENDMENT OF ARTICLE

        Article III, Paragraph 1, of the By-Laws of the Corporation is amended by adding the following provision:

    "The Board of Directors shall consist of a minimum of four persons."

RECORD OF PROCEEDINGS	100 LEAVES

AMENDMENT TO BY-LAWS

        The last sentence of Article III, Paragraph 3, of the By-Laws of the Corporation, is amended to read as follows:

    "Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting or a special meeting of the shareholders called for the purpose."

Dated June 1, 1961.

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BY-LAWS OF NATIONAL WIRE SPECIALTIES CORPORATION